Exhibit 5.1

Kaufman & Canoles, P.C.
Two James Center
1021 East Cary Street, Suite 1400
Richmond, VA 23219

Mailing Address

Post Office Box 27828
Richmond, VA 23261

T (804) 771.5700
F (888) 360-9092

kaufCAN.com

kaufCAN.com

August 27, 2021

Sino-Global Shipping America, Ltd.

1044 Northern Boulevard, Suite 305

Roslyn, New York 11576

Re:	Sino-Global Shipping America, Ltd.

Ladies and Gentlemen:

We are acting as counsel to Shipping America, Ltd., a Virginia corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) of an aggregate of 10,000,000 shares of the Company’s common stock, without par value per share (the “Shares”) which may be issued under the Company’s 2021 Stock Incentive Plan (the “2021 Plan”), and in connection with the reoffering of 1,662,008 shares of the Company’s common by certain selling shareholders issued under the Company’s 2014 Stock Incentive Plan (the “2014 Plan,” together with the 2021 Plan, the “Plans”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”). We have examined and relied upon such records, documents and other instruments as in our judgment are necessary and appropriate in order to express the opinion hereinafter set forth.

In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. We also have assumed that any future changes to the terms and conditions of the Plans will be duly authorized by the Company and will comply with all applicable laws.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the issuance of the Shares pursuant to the Plans has been duly authorized and that such Shares, when issued, paid for and delivered as authorized in accordance with the Plans, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the laws of the Commonwealth of Virginia and applicable provisions of the Virginia Stock Corporation Act, in each case as currently in effect, and reported judicial decisions interpreting the same. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the registration of the Shares. In giving such consent, we do not hereby admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Kaufman & Canoles, P.C.

Kaufman & Canoles, P.C.